[Form of]
2020 Equity Incentive Plan
Non-Qualified Share Option Agreement

1.    Grant of Option. This Agreement, including any country-specific addendum to this Agreement, evidences the grant by Cimpress plc, an Irish public limited company (the “Company”), on «GrantDate» to «Name» (the “Participant”) of an option to purchase, in whole or in part, a total of «Numbershares» ordinary shares of the Company, €0.01 nominal value per share (the “Shares”), at an exercise price of «Price» per Share, on the terms of this Agreement and the Company’s 2020 Equity Incentive Plan (the “Plan”). Unless earlier terminated, this option expires on «Finalexercisedate» (the “Expiration Date”).
    The option evidenced by this Agreement is not intended to be an incentive stock option as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).
    Except as otherwise indicated by the context, the term “Participant,” as used in this option, is deemed to include any person who acquires the right to exercise this option validly under its terms. Capitalized terms that are used but not defined in this Agreement have the meanings assigned to such terms in the Plan.
2.    Vesting Schedule. No portion of this option may be exercised until such portion has become exercisable (“vests”). Subject to the terms and conditions of this Agreement, this option vests in accordance with the following schedule, so long as the Participant is, and has been at all times since the date in Section 1 above on which this option was granted, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company (an “Eligible Participant”), as “parent” and “subsidiary” are defined in Section 424(e) or (f) of the Code. The right of exercise is cumulative so that, to the extent the option is not exercised in any period to the maximum extent permissible, it continues to be exercisable, in whole or in part, with respect to all unexercised Shares for which it is vested until the earlier of the Expiration Date or the termination of this option under this Agreement or the Plan. This option vests as to:
•25% of the original number of Shares on «Vestdate», and
•an additional 6.25% of the original number of Shares at the end of each successive three-month period following such date until the third anniversary of such date.
3.    Exercise of Option.
    (a)    Form of Exercise. Each election to exercise this option must be in writing in such form as the Company may accept and accompanied by payment in full using any of the following methods (unless determined otherwise by the Company’s Board of Directors or Compensation Committee in its sole discretion):
(i)     in cash or by check, payable to the order of the Company;
(ii)     by an arrangement that is acceptable to the Company with a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding;
(iii)     by a “net exercise,” as a result of which the Participant would receive (A) the number of Shares underlying the portion of this option being exercised, less (B) such number of Shares as is equal to (x) the aggregate exercise price for the portion of this option being exercised divided by (y) the per share Fair Market Value of the Company’s ordinary shares on the date of exercise;

(iv)     by delivery of ordinary shares of the Company owned by the Participant valued at their Fair Market Value, so long as (A) such method of payment is then permitted under applicable law and (B) such ordinary shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; or
(v)     by any combination of the above permitted forms of payment.

The Participant may purchase fewer than the number of Shares covered hereby, but no partial exercise of this option may be for any fractional share.

    (b)    Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless at the time of exercise the Participant is, and has been at all times since the date in Section 1 above on which the option was granted, an Eligible Participant. The Company has the exclusive discretion to determine when the Participant is no longer an Eligible Participant for purposes of this Agreement and the Plan, including but not limited to the exclusive discretion to determine whether the Participant remains an Eligible Participant during an unpaid leave of absence and when the Participant ceases to be an Eligible Participant during any such leave (regardless of whether the Participant’s employment or other relationship with the Company is considered terminated in the Company’s human resources systems or for other purposes). If the Participant is employed by a parent or subsidiary of the Company, any references in this Agreement to employment by or with the Company or termination of employment by or with the Company are instead deemed to refer to such parent or subsidiary.
    (c)    Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, except as provided in paragraphs (d) and (e) below, then the right to exercise this option terminates three months after such cessation (but in no event after the Expiration Date). This option is exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. However, if the Participant violates the non-competition or confidentiality provisions of any employment contract, confidentiality agreement or other agreement between the Participant and the Company or a parent or subsidiary of the Company, then the right to exercise this option terminates immediately upon such violation.
    (d)    Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) while they are an Eligible Participant, then the Participant (or in the case of death an authorized transferee) may exercise this option until the earlier of one year after (i) the date of the Participant’s death or disability and (ii) the Expiration Date, except that this option is exercisable only to the extent that it was exercisable by the Participant on the date of their death or disability.
    (e)    Discharge for Cause. If the Company discharges the Participant for Cause (as defined in Section 12 below), then the right to exercise this option immediately terminates upon the effective date of such discharge.
4.    Withholding.
(a)    The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed legally applicable to Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this option; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    In connection with any relevant taxable or tax withholding event, as applicable, the Participant will make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations (if any) with regard to all Tax-Related Items by one or a combination of the following:
(i)    withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company, the Employer, or any parent or subsidiary;

(ii)    withholding from proceeds of the sale of Shares acquired upon exercise of this option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);
(iii)    requiring the Participant to tender a cash payment to the Company or any parent or subsidiary in the amount of the Tax-Related Items;
(iv)    withholding in Shares to be issued upon exercise of this option; and/or
(v)    any other method of withholding determined by the Company to be permitted under the Plan and, to the extent required by applicable law or the Plan, approved by the Board.
(c)    The Company may withhold for Tax-Related Items by considering statutory or other withholding rates, including maximum withholding rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares) from the Company or the Employer; otherwise, the Participant may be able to seek a refund from the local tax authority. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the exercised option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to honor the exercise of this option or refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with their obligations in connection with the Tax-Related Items.
5.    Nontransferability of Option. The Participant shall not sell, assign, transfer, pledge or otherwise encumber this option, either voluntarily or by operation of law, except (a) by will or the laws of descent and distribution, (b) pursuant to a qualified domestic relations order, or (c) if the Company consents, to or for the benefit of any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the holder and/or an immediate family member of the holder. However, the Participant shall not transfer this option to any proposed transferee if, with respect to such proposed transferee, the Company would not be eligible to use a Form S-8 for the registration of the issuance and sale of the Shares subject to this option under the United States Securities Act of 1933, as amended. Unless this option is transferred in accordance with Sections 5(b) or (c) above, only the Participant may exercise this option during their lifetime.
6.    No Right to Employment or Other Status. This option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company or a parent or subsidiary of the Company. The Company and any parent or subsidiary of the Company expressly reserves the right to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this option, except as expressly provided in this option.
7.    No Rights as Shareholder. The Participant has no rights as a shareholder with respect to any Shares issuable under this option until such Shares are issued to the Participant.
8.    Provisions of the Plan. This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
9.    Nature of the Grant. By accepting this Agreement, the Participant acknowledges as follows:

(a)    The Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(b)    The Participant is voluntarily participating in the Plan.

(c)    If the Participant ceases to be an Eligible Participant for any reason whatsoever (including without limitation unfair or objective dismissal, permanent disability, resignation or desistance) and whether or not in breach of applicable labor laws or the Participant’s employment agreement, if any, the Participant’s right to vesting or exercise of this option under this Agreement and the Plan, if any, terminates as set forth in this Agreement and will not be extended by any notice period mandated under applicable law. The Participant acknowledges and accepts that this is an essential condition of this Agreement and expressly agrees to this condition.

(d)    In consideration of the grant of this option, no claim or entitlement to compensation or damages arises from termination of the option, diminution in value of the Shares or termination of the Participant’s employment or other service relationship by the Company for any reason whatsoever and whether or not in breach of applicable labor laws or the Participant’s employment agreement, if any. The Participant irrevocably releases the Company from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Participant is deemed irrevocably to have waived their entitlement to pursue such claim.

(e)    The grant of this option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of options or benefits in lieu of options even if options have been awarded repeatedly in the past. All decisions with respect to future grants of options, if any, are at the Company’s sole discretion.

(f)    This option and the underlying Shares are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, and the option is outside the scope of the Participant’s employment or services contract, if any. The option, the Shares, and the income and value of the option and Shares are not part of normal or expected compensation or salary for any purpose (including but not limited to the calculation of any severance, resignation, termination, redundancy, dismissal or end of service payments; bonuses; long-service awards; pension, retirement or welfare benefits; or similar payments) and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

(g)    The option, the Shares, and the income and value of the option and Shares are not intended to replace any pension rights or compensation.

(h)    Unless the parties otherwise agree, the option, the Shares, and the income and value of the same are not consideration for, or granted in connection with, any service the Participant may provide as a director of a subsidiary of the Company.

(i)    The future value of the Shares underlying this option is unknown and cannot be predicted with certainty. If the Participant exercises the option and receives Shares, the value of such Shares may increase or decrease in value, including below the exercise price. If the Shares subject to this option do not increase in value after the date on which this option was granted, this option will have no value.

    (j)    The Participant acknowledges and agrees that neither the Company nor any of its affiliates or agents is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the option or Shares or of any amounts due to the Participant pursuant to the exercise of the option or the subsequent sale of any Shares acquired upon vesting.

10.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on this option and on any Shares acquired under the Plan to the extent the Company determines it is necessary or advisable for legal or administrative reasons, except that with respect to awards that are subject to Section 409A of the Code, to the extent so permitted under Section 409A. Furthermore, the parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the Plan.
11.    Data Privacy.

(a)    The Participant is hereby informed that Cimpress plc will collect from the Participant through their employer (if not employed by Cimpress plc) certain personal information about the Participant, including the Participant’s personal data, such as their name, home address and telephone number, email address, date of birth, social security/insurance number, passport or other identification number, salary, nationality, job title, any ordinary shares or directorships held in the Company, details of all options or any other entitlement to ordinary shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”).

(b)    The Participant is hereby informed and aware that Cimpress plc will collect and process the Data described above to perform (i) its contractual obligations and activities pursuant to this Agreement and the Plan, as well as (ii) those activities in conformity with applicable law and regulations that Cimpress plc as a publicly traded company at the NASDAQ Global Select Market must adhere to. Such data processing activities of the Participant’s Data by Cimpress plc will therefore be for purposes including but not limited to implementing, administering and managing the Plan. Cimpress plc will process the Participant’s Data as described in this Section 11 for the term of this Agreement and after its termination for a period as required by the Plan, by law or as necessary for the protection of the Company’s legitimate interests.

(c)    The Participant will, in connection with the option and the acquisition, holding and/or transfer of ordinary shares or cash resulting from participation in the Plan, be provided with a brokerage account set up and managed by E*TRADE Financial Services, Inc. (including E*TRADE Securities LLC and any other involved affiliates or successors), a stock plan service provider located in the United States or such other stock plan service provider as the Company may select in the future (the “Service Provider”). As such, the Participant is hereby informed and aware that Cimpress plc will use and transfer (with assistance of its subsidiary Cimpress USA Incorporated as described below under Section 11(e)), in electronic or other form, the Participant’s Data to the Service Provider insofar such use and transfer to the Service Provider of the Participant’s Data is necessary for the set up and management of the individual stock brokerage accounts and further related contractual obligations that apply to Cimpress plc under this Agreement and the Plan.

(d)    Cimpress plc is, with regard to the implementation, administration and management of the Plan, assisted within the Cimpress group of companies by its subsidiary Cimpress USA Incorporated. The Participant is hereby informed and aware that their Data, including their personal data, can therefore be transferred by Cimpress plc/Company to Cimpress USA Incorporated (or any other affiliated company in the Cimpress-group providing global-equity related services to Cimpress plc/Company) if the transfer of the Participant’s Data is necessary because the legitimate interests of Cimpress plc/Company require that the Data be handled by a US-entity for purposes including but not limited to the global administration and management of the Plan and related Cimpress equity strategy, as well as for global human resources, finance and/or reporting purposes. Besides the foregoing processing purposes of its legitimate interests, any transfer by Cimpress plc/Company to Cimpress USA Incorporated (and/or any other involved affiliated company in the Cimpress-group) or any employee with responsibilities relating to securities, compliance or legal may also be necessary in order to ensure Cimpress plc’s compliance with applicable legal obligations (including, without limitation, disclosures required to be made to courts or governmental authorities and agencies, with respect to tax requirements and in response to subpoenas and other legal process or orders).

(e)     Cimpress plc will ensure, in accordance with Article 46 of the Regulation 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“GDPR”), that any transfer of personal data from Participants employed by an employer with a corporate seat in the European Economic Area (“EEA”) or United Kingdom or Switzerland to data controllers or data processors – such as the Service Provider or Cimpress USA Incorporated – located outside the borders of the EEA, United Kingdom or Switzerland in a country that is viewed as not having an adequate level of protection (e.g., the United States) is subject to a prior agreement of those recipients with the EU standard contractual clauses for the transfer of personal data as included in the Commission Decisions of 27 December 2004 (2004/915/EC),5 February 2010 (2010/87/EC) or 4 June 2021 (2016/679/EC), in each case as updated, amended, replaced or superseded from time to time by the European Commission.

(f)    Cimpress plc will ensure in accordance with Article 9 of the GDPR that any sensitive data of the Participant (e.g., a passport or social security number) employed by an employer with a corporate seat in the EEA, United Kingdom or Switzerland will only be collected and further processed in accordance with the purposes as set out in this Agreement and the Plan, after obtaining the Participant’s prior explicit consent.

(g)    The Participant may, when entitled thereto under the GDPR, exercise their data subject rights by requesting the Company for access to their personal data (including a copy of the personal data that the Company holds about the Participant) or exercise their right to rectification, erasure, restriction, data portability and objection. The Participant can exercise most of the foregoing data subject rights himself or herself by using the related functionalities in their local human resources system or by accessing their brokerage account with the Service Provider. Alternatively, the Participant can submit such a ‘data subject right’ request to their local HR representative or Cimpress’ LTI Plan Administrator.

12.    Change in Control Events.
(a)    Upon the occurrence of a Change in Control Event (as defined below), regardless of whether such event also constitutes a Reorganization Event (as defined in the Plan), except to the extent specifically otherwise provided in another agreement between the Company and the Participant, this option becomes vested and exercisable with respect to one-half of the number of Shares subject to the then unvested portion of this option if, on or before the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding entity is terminated for Good Reason (as defined below) by the Participant or is terminated without Cause (as defined below) by the Company or the acquiring or succeeding entity.
(b)    For purposes of this Agreement, “Change in Control Event” means:
(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934) (a “Person”) of beneficial ownership of any capital shares or equity of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under such Securities Exchange Act) 50% or more of either (1) the then-outstanding ordinary shares of the Company (the “Outstanding Company Ordinary Shares”) or (2) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of the members of the Board of Directors (the “Outstanding Company Voting Securities”), except that for purposes of this subsection (i), the following acquisitions do not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for ordinary shares or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (C) any acquisition by any entity pursuant to a Business Combination (as defined below) that complies with clauses (A) and (B) of subsection (ii) of this definition; or
(ii)     the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately after such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common equity interests and the combined voting power of the then-outstanding securities entitled to vote generally in the election of the members of the Board of Directors (or equivalent) of the resulting or acquiring entity in such Business Combination (which includes, without limitation, an entity that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to as the “Acquiring Entity”) in substantially the same proportions as their ownership of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately before such Business Combination and (B) no Person (excluding the Acquiring Entity or any employee benefit plan or related trust maintained or sponsored by the Company or by the Acquiring Entity) beneficially owns, directly or indirectly, 30% or more of the then-outstanding common equity interests of the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of the members of the Board of Directors (or equivalent) (except to the extent that such ownership existed before the Business Combination).

(c)    For purposes of this Agreement, “Cause” means any (i) willful failure by the Participant to perform their material responsibilities to the Company, which failure is not cured within 30 days of written notice to the Participant from the Company, or (ii) willful misconduct by the Participant that affects the business reputation of the Company. The Participant is considered to have been discharged for Cause if the Company determines, within 30 days after the Participant’s termination, that discharge for Cause was warranted.
(d)    For purposes of this Agreement, “Good Reason” means (i) any significant diminution in the Participant’s duties, authority or responsibilities from and after the Change in Control Event, (ii) any material reduction in base compensation payable to the Participant from and after the Change in Control Event, or (iii) the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from the current site without the Participant’s consent. However, no such event or condition constitutes Good Reason unless (A) the Participant gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (B) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice, and (C) the Participant’s termination of employment occurs within six months after the Company’s receipt of such notice.
13.    Language. If the Participant receives this Agreement or any other document related to the Plan translated into a language other than English, the English version controls.
14.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
15.    Addendum. This option and the Shares acquired under the Plan are subject to any country-specific terms and conditions set forth in any addendum to this Agreement or the Plan, and in the event of a conflict between this Agreement and any such addendum, the addendum governs. If the Participant relocates their residence to one of the countries included in any such addendum, the terms and conditions of such applicable addendum apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Each such addendum, if any, constitutes part of this Agreement.
16.    Entire Agreement and Waiver. This Agreement, the Plan, and any applicable country-specific addendum set forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter contained herein. Without limiting the foregoing, the terms of any executive retention agreement or employment agreement do not apply to this option. The Participant acknowledges that a waiver by the Company of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.

PARTICIPANT’S ACCEPTANCE
By signing or electronically accepting this Agreement, the Participant agrees to the terms and conditions hereof. The Participant hereby acknowledges receipt of a copy of the Cimpress plc 2020 Equity Incentive Plan.